Exhibit 10.1

                                                              December __, 2004


[Name of Employee]
[Address of Employee]


             Re: Change in Control Severance Pay Plan For Select Employees
                 ---------------------------------------------------------

Dear [Employee]:

         As you may know, Johnson & Johnson, a New Jersey corporation ("Parent"), Shelby Merger Sub, Inc., an Indiana corporation and wholly-owned subsidiary of Parent ("Sub"), and Guidant Corporation, an Indiana corporation (the "Company"), propose to enter into a merger agreement (the "Merger Agreement") that will result in the Company (or the surviving corporation in the merger pursuant to the Merger Agreement (the "Merger")) becoming wholly-owned by Parent. As a condition to the willingness of Parent and Sub to enter into the Merger Agreement, Parent has requested that you enter into this letter agreement setting forth certain modifications to your rights and obligations under the Company's Change In Control Severance Pay Plan for Select Employees (the "CIC Severance Pay Plan"). Capitalized terms used but not defined herein have the meanings given such terms under the CIC Severance Pay Plan.

         Parent, the Company and you each agree as follows:

         1. Modification of "Change in Control". You agree that, with respect to the definition of "Change in Control" as set forth in Section 3 of the CIC Severance Pay Plan, (a) Sections 3(e) and 3(f) shall not apply and (b) Section 3(c) shall be modified by replacing the phrase "approval by the shareholders of the Company of" with the phrase "consummation of".

         2. Modification of "Covered Termination". You agree that, with respect to the definition of "Covered Termination" for Tier I Employees as set forth in
Section 6.A.1. of the CIC Severance Pay Plan, clause (ii) thereof shall not apply.

         3. Modification of "Good Reason". You agree that, with respect to the definition of "Good Reason" as set forth in Section 6.C. of the CIC Severance Pay Plan: (a) clauses (i), (iii) and (v) thereof shall not apply; provided, however, that "Good Reason" shall include, following the occurrence of a Change in Control (as defined in the CIC Severance Pay Plan after taking into account the modifications set forth above in Paragraph 1 of this letter agreement), Parent or the Company assigning you duties or responsibilities that are substantially inconsistent with your professional skills and experience levels as of such Change in Control (without regard to the fact that the Company is no longer an independent publicly held company and has become a subsidiary of Parent); and (b) clause (iv) thereof shall be modified to read as follows:

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         "the failure to provide the Eligible Employee with pension, retirement savings, welfare and fringe benefits that in the aggregate are either
         (x) substantially similar to the pension, retirement savings, welfare and fringe benefits provided to similarly situated employees of Parent and its subsidiaries (other than the Company and its subsidiaries) or
         (y) not materially less favorable than the pension, retirement savings, welfare and fringe benefits provided to the Eligible Employee immediately prior to the Change in Control"

         4. Modification of "Cause". You agree that for purposes of Section 6.B. of the CIC Severance Pay Plan, "Cause" shall mean:

         "(i) the Eligible Employee's conviction of, or plea of nolo contendere to (1) a misdemeanor involving moral turpitude or (2) a felony (or the equivalent of such misdemeanor or felony in a jurisdiction other than the United States), or the commission of any other act or omission involving fraud with respect to Parent, the Company or any of their subsidiaries or any of their customers or suppliers, (ii) conduct tending to bring Parent, the Company or any of their subsidiaries into substantial public disgrace or disrepute, (iii) the Eligible Employee's gross negligence or willful misconduct in the course of the Eligible Employee's employment with Parent, the Company or any of their subsidiaries, (iv) the Eligible Employee's use of alcohol or drugs that interferes with the performance of the Eligible Employee's duties and responsibilities with Parent, the Company or any of their subsidiaries, (v) the Eligible Employee's material violation of the material written policies of Parent, the Company or any of their subsidiaries, to the extent the Eligible Employee has reasonable notice of such policies or (vi) misappropriation, embezzlement or material misuse of funds or property belonging to Parent, the Company or any of their subsidiaries""

         5. Retention Bonus. (a) If you remain in continuous employment with the Company or its subsidiaries or affiliates through the expiration of the two-year period immediately following the consummation of the Merger (the "Second Anniversary"), subject to Paragraph 6 below, you will receive a bonus in an amount equal to fifty percent (50%) of the cash severance payment that would otherwise be payable to you under Section 7 of the CIC Severance Pay Plan (assuming for such purpose that your employment had been terminated immediately following the Closing under conditions constituting a Covered Termination (after taking into account the modifications to the CIC Severance Pay Plan as set forth above in Paragraphs 1 through 4 of this letter agreement)), payable in the form of a single lump-sum cash payment (the "First Retention Bonus").

         (b) If you remain in continuous employment with the Company or its subsidiaries or affiliates from the Second Anniversary through the expiration of the three-year period immediately following the consummation of the Merger (the "Third Anniversary"), subject to Paragraph 6 below, you will receive an additional bonus in an amount equal to the First Retention Bonus, payable in the form of a single lump-sum cash payment (the "Second Retention Bonus").

         (c) If during the period commencing immediately following the Second Anniversary and ending on the Third Anniversary, your employment with the Company and its subsidiaries and affiliates is involuntarily terminated by the Company, its subsidiaries and affiliates other than for Cause (as defined in the CIC Severance Pay Plan after taking into account the modifications set forth above in Paragraph 4 of this letter agreement) (other than due to your death or disability), you will be entitled to receive the Second Retention Bonus, payable in a lump-sum cash payment following such termination of employment, plus the non-cash benefits that would otherwise have been payable to you
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                                                                              3

under the CIC Severance Pay Plan pursuant to the terms thereof had such termination of employment occurred during the two-year period immediately following the consummation of the Merger. For the avoidance of doubt, in no event shall you be eligible to receive the Second Retention Bonus if you voluntarily terminate your employment for any reason.

         (d) In the event that your receipt of the payment of the First Retention Bonus and/or the Second Retention Bonus results in the imposition on you of the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), you shall be entitled to the benefit of the provisions of the CIC Severance Pay Plan with respect to Section 4999 of the Code as if such provisions by their terms applied to the First Retention Bonus and/or the Second Retention Bonus payable hereunder.

         6. General Waiver and Release. You agree that neither the First Retention Bonus nor the Second Retention Bonus to which you may become entitled hereunder shall become payable to you until you execute prior to the payment of each such amount, a general waiver and release of all claims, including those under the CIC Severance Pay Plan, in favor of Parent, the Company and their respective subsidiaries and affiliates, and others related to such entities (including but not limited to their respective directors, officers and employees), in a form which is a customary waiver and release of Parent, and such waiver and release becomes effective.

         7. Effect of Covered Termination. For the avoidance of doubt, if, within the two-year period immediately following the consummation of the Merger, your employment is terminated under conditions constituting a Covered Termination (after taking into account the modifications to the CIC Severance Pay Plan as set forth above in Paragraphs 1 through 4 of this letter agreement), you will be entitled to the payments and benefits under the CIC Severance Pay Plan pursuant to the terms thereof.

         8. Restrictions on Termination of Employment Prior to Closing. (a) The Company agrees that during the period following the signing of the Merger Agreement and prior to the consummation of the Merger (the "Pre-Closing Period"), it shall not terminate your employment other than for Cause (as defined in the CIC Severance Pay Plan after taking into account the modifications set forth above in Paragraph 4 of this letter agreement), except that your employment may be terminated during the Pre-Closing Period by the Company in connection with a Specified Divestiture (as defined in the Merger Agreement).

         (b) You agree that you shall not be permitted to terminate your employment for Good Reason during the Pre-Closing Period.

         (c) If, during the Pre-Closing Period, your employment is terminated by the Company in connection with a Specified Divestiture (as defined in the Merger Agreement), or otherwise other than for Cause (as defined in the CIC Severance Pay Plan after taking into account the modifications set forth above in Paragraph 4 of this letter agreement), you will be entitled to the payments and benefits under the CIC Severance Pay Plan pursuant to the terms thereof as if such termination of employment constituted a Covered Termination thereunder.

         9. Consent to Option Treatment. For the avoidance of doubt, you hereby agree that the treatment of outstanding options to acquire common stock of the Company in the manner contemplated by the Merger Agreement shall be applicable to any such options held by you.

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         10. Withholding. The Company may withhold from any amounts payable under this letter agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         11. Not an Employment Agreement. The terms of this letter agreement neither bind you to continued employment with Parent, the Company or any of their respective subsidiaries and affiliates nor confer any rights upon you with respect to the continuation of employment by Parent, the Company (other than as specifically provided in Paragraph 8 of this letter agreement) or any of their respective subsidiaries and affiliates.

         12. Governing Law. This letter agreement will be governed by, construed and interpreted in accordance with the laws of the State of New Jersey, without regard to its principles of conflicts of laws.

         13. Entire Agreement. This letter agreement contains the entire agreement among you, Parent and the Company concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, among you, Parent and the Company with respect hereto. You acknowledge and agree that this letter agreement constitutes an amendment to the CIC Severance Pay Plan in respect of your participation and rights to any benefits thereunder. This letter agreement may not be modified or amended except by a writing signed by each of the parties hereto.

         14. Successors and Assigns. This letter agreement shall be binding on
(a) you and your estate and legal representatives and (b) the Company, Parent, and their respective successors and assigns. The Company and Parent shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Parent, as the case may be, expressly to assume and agree to perform this letter agreement in the same manner and to the same extent that the Company and Parent would have been required to perform it if no such succession had taken place.

         15. Counterparts. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement.

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         You acknowledge that your agreement to the terms and conditions of this letter agreement is in consideration of the benefits provided under Paragraph 5 of this letter agreement and is an inducement to and a condition of Parent's and Sub's willingness to enter into the Merger Agreement. This letter agreement will be void and of no further force and effect if the Merger Agreement is terminated prior to the consummation of the Merger (it being understood that Parent shall have no liabilities or obligations hereunder unless and until the Merger is consummated).


                                                Very truly yours,

                                                GUIDANT CORPORATION


                                                By:
                                                   --------------------------
                                                Name:
                                                Title:


                                                JOHNSON & JOHNSON


                                                By:
                                                   --------------------------
                                                Name:
                                                Title:


Agreed and Accepted:


------------------------
[Employee]